EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2022 RESULTS
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•Results demonstrate strong balance sheet and resilient business model; economic management and fair value hedging support 440% combined RBC ratio, above 375-400% target

•Net income of $1.7bn; Net income per share of $4.47

•Non-GAAP operating earnings1 of $526m, or $1.31 per share; adjusting for notable items2, Non-GAAP operating earnings of $531m, or $1.33 per share

•Equitable Financial upstreamed a $0.9bn dividend to Holdings in July

•AB completed acquisition of Carval Investors, expanding Private Markets AUM to $54bn
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New York, NY, August 3, 2022 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter ended June 30, 2022.
“With our resilient business model and fair value hedging program, we continued to deliver robust results and our balance sheet remains protected amidst challenging economic conditions and declining markets. We reported second quarter Non-GAAP operating earnings of $1.31 per share and the strength of our capital position was reflected in our combined RBC ratio of 440%, above our minimum combined target,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, "Importantly, our clients continue to turn to Equitable and AB for solutions amidst the uncertain market outlook, evidenced by record sales in our retirement business, and continued demand for Equitable Advisors and Bernstein Private Wealth services."

Consolidated Results
	Second Quarter
(in millions, except per share amounts or unless otherwise noted)	2022	2021
Total Assets Under Management (“AUM”, in billions)	$754	$869
Net income (loss) attributable to Holdings	1,728	123
Net income (loss) attributable to Holdings per common share	4.47	0.23
Non-GAAP operating earnings (loss)	526	758
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.31	1.71
As of June 30, 2022, total AUM was $754 billion, a year-over-year decrease of 13.2% driven by lower markets partially offset by net inflows over the prior twelve months.
The Net income attributable to Holdings for the second quarter of 2022 was $1.7 billion compared to $123 million in the second quarter of 2021 driven primarily by non-economic market impacts from hedging under U.S. GAAP accounting.
1 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
2 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Non-GAAP operating earnings in the second quarter of 2022 was $526 million compared to $758 million in the second quarter of 2021. Excluding notable items3 of $5 million, second quarter 2022 Non-GAAP operating earnings were $531 million or $1.33 per share.

As of June 30, 2022, book value per common share, including accumulated other comprehensive income (“AOCI”), was $10.69. Book value per common share, excluding AOCI, was $25.41.
3 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement (“IR”) reported net inflows of $634 million in the quarter, demonstrating the continued demand for our industry-leading Structured Capital Strategies (“SCS”) buffered annuity, which offset lower outflows from the legacy VA block in the quarter.
◦Group Retirement (“GR”) reported net inflows of $144 million, up 42% over prior year, with total premiums of $1.1 billion up 16% on a year-over-year basis, partially offsetting the impact of declining markets on account values.
◦Investment Management and Research (AllianceBernstein or “AB”)4 reported moderate net outflows of $2.7 billion with taxable fixed income outflows partially offset by organic growth in municipals, alternatives/multi-asset and active equities supporting a 2% fee rate improvement year-over-year.

◦Protection Solutions (“PS”) continues to benefit from our strategic shift to less interest-sensitive VUL with $315 million in VUL premiums, up 3% over prior year.

•Capital management program:
◦The Company continues to deliver on its payout target returning $295 million in the quarter including $75 million of quarterly cash dividends and $220 million of share repurchases.
◦As of June 30, 2022, the combined RBC ratio was approximately 440%, above our minimum combined RBC target of 375-400%.
◦The Company reported cash and liquid assets of $1.3 billion at Holdings as of quarter end and received a $930 million dividend from Equitable Financial in July.
◦Fair value hedging program targets the Company’s economic liability while protecting the statutory balance sheet to CTE98 and maintained c. 95% hedging effectiveness through volatile markets.
.
•Delivering long-term shareholder value:
◦AB closed the acquisition of CarVal Investors, further enhancing the Company’s differentiated business model. The transaction expands AB’s higher-multiple private markets platform to $54 billion in AUM, which includes $2 billion of additional funds raised by CarVal Investors since the acquisition announcement in March.

◦Continuing to deliver 8-10% annualized EPS growth supported by the Company’s General Account rebalancing efforts, realizing $141 million of $180 million incremental investment income target to date, and expense savings of $39 million of $80 million net expense savings target.
4 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q2 2022	Q2 2021
Account value (in billions)	$94.3	$108.4
Segment net flows
Current Product Offering	1,165	762
Legacy (1)	(532)	(940)
Total segment net flows	634	(178)
Operating earnings (loss)	274	414
(1) Net flows of $(266) million and $(120) million not included in Q2 2022 and Q2 2021, respectively, as it relates to AV ceded to Venerable.
•Account value decreased by 13% primarily due to lower markets, partially offset by record sales leading to record net inflows since our IPO.
•Net inflows of $634 million increased compared to the second quarter of 2021 led by net inflows of $1,165 million from our current product offering of less capital-intensive products, which was partially offset outflows from the legacy VA block of $(532) million.
•Operating earnings decreased from $414 million in the prior year quarter to $274 million, primarily driven by lower fee-type revenue on lower average account values due to declining markets and lower net investment income on lower alternative income and prepayments.

•Operating earnings less notable items5 decreased from $365 million in the prior year quarter to $293 million. Notable items of $19 million in the current period primarily reflects a net investment income timing adjustment, partially offset by associated DAC reactivity, and a one-time expense.

Group Retirement

(in millions, unless otherwise noted)	Q2 2022	Q2 2021
Account value (in billions)	$41.2	$46.3
Segment net flows	144	101
Operating earnings (loss)	131	171
•Account value decreased by 11% driven primarily by market performance over the prior twelve months.
•Net flows of $144 million increased versus the prior year quarter primarily due to strong inflows in our tax-exempt market.
•Operating earnings decreased from $171 million to $131 million versus the prior year quarter, primarily due to lower net investment income from lower alternatives income and prepayments and lower fee-type revenue on lower average account values due to declining markets.

5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

•Operating earnings less notable items6 increased from $154 million in the prior year quarter to $139 million. Notable items of $8 million in the current period primarily reflects a one-time expense.

Investment Management and Research

(in millions, unless otherwise noted)	Q2 2022	Q2 2021
Total AUM (in billions)	$646.8	$738.4
Segment net flows (in billions)	(2.7)	6.2
Operating earnings (loss)	101	126
•AUM decreased by 12% due to market performance partially offset by net inflows over the prior twelve months.
•Second quarter net flows of $(2.7) billion were driven by net outflows in Retail and Private Wealth channels partially offset by net inflows in the Institutional channel.
•Operating earnings decreased from $126 million to $101 million, primarily driven by lower base fees and lower performance fees on lower average AUM.

Protection Solutions

(in millions)	Q2 2022	Q2 2021
Gross written premiums	$760	$748
Annualized premiums	67	67
Operating earnings (loss)	101	63
•Gross written premiums increased 2% year-over-year with continued success in our strategic shift to less interest-sensitive VUL accumulation products with first year premiums up 13% year-over-year.
•Operating earnings increased from $63 million to $101 million versus the prior year quarter, primarily due to lower mortality and PFBL reserve accrual partially offset by lower net investment income from lower alternatives income and prepayments.
•Operating earnings excluding notable items6 increased from $43 million in the prior year quarter to $79 million. Notable items of $22 million in the current period primarily reflects favorable mortality partially offset by a one-time expense.

Corporate and Other (“C&O”)
Operating loss of $81 million in the second quarter increased compared to operating loss of $16 million in the prior year quarter, primarily driven by lower net investment income from lower alternatives income and prepayments. Operating loss excluding notable items6 decreased from $29 million in the prior year quarter to $81 million.
6 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended June 30,
(in millions)	2022	2021
Non-GAAP Operating Earnings	526	$758
Post-tax Adjustments related to notable items:
Individual Retirement	19	(49)
Group Retirement	8	(17)
Investment Management and Research	—	—
Protection Solutions	(22)	(20)
Corporate & Other	—	(13)
Notable items subtotal	5	(100)
Less: impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$531	$658

Impact of notable items by item category:

	Three Months Ended June 30,
(in millions)	2022	2021
Non-GAAP Operating Earnings	526	$758
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	(4)	—
Mortality	(33)	—
Expenses	12	—
Net Investment Income	17	(129)
Subtotal	(8)	(129)
Post-tax impact of Notable Items	5	(100)
Less: impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$531	$658

Impact of Notable Items by segment and corporate & other:

Three months ended June 30, 2022 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	274	131	101	101	(81)	526
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	(4)	—	—		—	(4)
Mortality	—	—	—	(33)	—	(33)
Expenses	4	5	—	3	—	12
Net Investment Income	15	—	—	1	—	17
Pre-tax Subtotal	15	5	—	(29)	—	(8)
Tax adjustment	4	2	—	7	(1)	13
Post-tax impact of Notable Items	19	8	—	(22)	—	5
Impact of Actuarial Assumption Update	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	293	139	101	79	(81)	531

Three months ended June 30, 2021 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	414	171	126	63	(16)	758
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	—	—	—
Mortality	—	—	—	—	—	—
Expenses	—	—	—	—	—	—
Net Investment Income	(62)	(22)	—	(24)	(20)	(128)
Pre-tax Subtotal	(62)	(22)	—	(24)	(20)	(128)
Tax adjustment	13	5	—	4	8	30
Post-tax impact of Notable Items	(49)	(17)	—	(20)	(13)	(100)
Impact of Actuarial Assumption Update	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	365	154	126	43	(29)	658

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET August 4, 2022 to discuss its second quarter 2022 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Second Quarter 2022 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,000 employees and financial professionals, $754 billion in assets under management (as of 6/30/2022) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Işıl Müderrisoğlu
(212) 314-2476
IR@equitable.com

Media Relations
Todd Williamson
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of COVID-19 and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our common stock and (x) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments, including extraordinary economic conditions or events such as COVID-19; (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product; and (iv) DAC amortization for the SCS variable annuity product arising from near-term fluctuations in index segment returns;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses associated with equity securities, certain legal accruals; and a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
Because Non-GAAP operating earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP operating earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net income (loss) attributable to Holdings	$1,728	$123	$2,301	$(1,365)
Adjustments related to:
Variable annuity product features	(1,924)	1,193	(2,525)	3,460
Investment (gains) losses	231	(420)	557	(603)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	19	26	38	60
Other adjustments (1) (2) (3)	148	7	368	531
Income tax expense (benefit) related to above adjustments	321	(171)	329	(726)
Non-recurring tax items	3	—	6	1
Non-GAAP Operating Earnings	$526	$758	$1,074	$1,358

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1.Includes Separation Costs of $16 million and $37 million for the three months and six months ended June 30, 2021, respectively. Separation costs were completed during 2021.
2.Includes certain gross legal expenses related to the cost of insurance litigation of $107 million and $0 million, $166 million and $180 million for the three and six months ended June 30, 2022 and 2021, respectively. Includes policyholder benefit costs of $0 million and $75 million for the three and six months ended June 30, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
3.Includes Non-GMxB related derivative hedge losses of ($38) million, ($100) million, ($40) million and $144 million for the three and six months ended June 30, 2022 and 2021, respectively.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and six months ended June 30, 2022 and 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2022	2021	2022	2021
Net income (loss) attributable to Holdings (1)	$4.54	$0.29	$5.96	$(3.18)
Less: Preferred stock dividend	0.07	0.06	0.10	0.09
Net Income (loss) available to common shareholders	4.47	0.23	5.86	(3.27)
Adjustments related to:
Variable annuity product features	(5.06)	2.79	(6.54)	8.06
Investment (gains) losses	0.61	(0.98)	1.44	(1.41)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.06	0.10	0.14
Other adjustments (2) (3) (4)	0.39	0.01	0.95	1.24
Income tax expense (benefit) related to above adjustments	0.84	(0.40)	0.85	(1.69)
Non-recurring tax items	0.01	—	0.02	—
Non-GAAP Operating Earnings	$1.31	$1.71	$2.68	$3.07

_______________
(1)For periods presented with a net loss, basic shares are used for EPS .
(2)Includes separation costs of $0.04 and $0.09 for the three months and six months ended June 30, 2021, respectively.
(3)Includes certain gross legal expenses related to the cost of insurance litigation of $107 million and $0 million, $166 million and $180 million for the three and six months ended June 30, 2022 and 2021, respectively. Includes policyholder benefit costs of $0 million and $75 million for the three and six months ended June 30, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. The legal accruals impact per common share is $0.28 and $0.00, $0.43 and $0.42 for the three and six months ended June 30, 2022 and 2021. No adjustments were made to prior period non-GAAP operating EPS as the impact was immaterial.
(4)Includes Non-GMxB related derivative hedge losses of ($0.10), ($0.23), ($0.09) and $0.34 for the three and six months ended June 30, 2022 and 2021, respectively.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	June 30, 2022	December 31, 2021
Book value per common share	$10.69	$25.45
Per share impact of AOCI	14.72	(5.12)
Book Value per common share, excluding AOCI	$25.41	$20.33

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions)
REVENUES
Policy charges and fee income	$813	$939	$1,653	$1,888
Premiums	238	241	485	499
Net derivative gains (losses)	2,229	(1,199)	3,050	(3,745)
Net investment income (loss)	711	1,033	1,515	1,917
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(9)	5	1	6
Other investment gains (losses), net	(223)	415	(559)	598
Total investment gains (losses), net	(232)	420	(558)	604
Investment management and service fees	1,197	1,318	2,552	2,575
Other income	212	198	415	365
Total revenues	5,168	2,950	9,112	4,103
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	914	828	1,974	1,767
Interest credited to policyholders’ account balances	309	309	624	600
Compensation and benefits	518	568	1,113	1,148
Commissions and distribution-related payments	394	397	816	779
Interest expense	50	51	97	125
Amortization of deferred policy acquisition costs	160	106	341	193
Other operating costs and expenses	583	447	1,120	1,055
Total benefits and other deductions	2,928	2,706	6,085	5,667
Income (loss) from continuing operations, before income taxes	2,240	244	3,027	(1,564)
Income tax (expense) benefit	(467)	(21)	(615)	387
Net income (loss)	1,773	223	2,412	(1,177)
Less: Net income (loss) attributable to the noncontrolling interest	45	100	111	188
Net income (loss) attributable to Holdings	1,728	123	2,301	(1,365)
Less: Preferred stock dividends	26	26	40	39
Net income (loss) available to Holdings’ common shareholders	$1,702	$97	$2,261	$(1,404)

Earnings Per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions)
Earnings per common share
Basic	$4.49	$0.23	$5.89	$(3.27)
Diluted	$4.47	$0.23	$5.86	$(3.27)
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	378.9	424.2	383.7	429.2
Weighted average common stock outstanding for diluted earnings per common share (1)	380.6	428.3	386.1	429.2

(1)Due to net loss for the six months ended June 30, 2021 approximately 3.9 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$274	$414	$567	$777
Group Retirement	131	171	281	322
Investment Management and Research	101	126	237	247
Protection Solutions	101	63	136	104
Corporate and Other (1)	(81)	(16)	(147)	(92)
Non-GAAP Operating Earnings	$526	$758	$1,074	$1,358

(1)Includes interest expense and financing fees of $52 million, $57 million, $105 million and $115 million for the three and six months ended June 30, 2022,and 2021 respectively.

Select Balance Sheet Statistics

	June 30, 2022	December 31, 2021
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$98,325	$110,299
Separate Accounts assets	116,765	147,306
Total assets	253,482	292,262

LIABILITIES
Short-term and long-term debt	$4,085	$3,931
Future policy benefits and other policyholders' liabilities	34,717	36,717
Policyholders’ account balances	78,766	79,357
Total liabilities	246,135	278,699

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(5,548)	2,004
Total equity attributable to Holdings	$5,589	$11,519
Total equity attributable to Holdings' common shareholders (ex. AOCI)	9,575	7,953

Assets Under Management (Unaudited)

	June 30, 2022	December 31, 2021
	(in billions)
Assets Under Management
AB AUM	$646.8	$778.6
Exclusion for General Account and other Affiliated Accounts	(69.4)	(79.7)
Exclusion for Separate Accounts	(38.4)	(48.8)
AB third party	$539.0	$650.1

Total company AUM
AB third party	$539.0	$650.1
General Account and other Affiliated Accounts (1) (3)	98.3	110.3
Separate Accounts (2) (3)	116.8	147.3
Total AUM	$754.1	$907.7

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(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022, Separate Account and General Account AUM is inclusive of $16.9 billion, $63 million, $16.3 billion, $64 million, $16.6 billion, $61 million, $15.1 billion, $60 million, $12.7 billion and $60 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-Q.